EXHIBIT B

                                                                  EXECUTION COPY

                                                                    Exhibit 99.1

                                VOTING AGREEMENT

                  Voting Agreement (this "Agreement"), dated as of May 30, 2003, among Savia, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States ("Savia"), Banca Afirme, S.A., Institucion de Banca Multiple, Afirme Grupo Financiero, as Trustee, under the Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable de Administracion y Pago Numero 167-5), a trust created under the laws of the United Mexican States ("ARG Trust"), Conjunto Administrativo Integral, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States ("CAI"), Emprima, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States ("Emprima"), Park Financial Group, Ltd (BVI) a British Virgin Islands Company ("Park"), Seminis Acquisition LLC, a Delaware limited liability company ("Parent"), Alfonso Romo Garza, an individual and a citizen of the United Mexican States ("Mr. Romo," and together with Savia, ARG Trust, CAI, Emprima, Park and Parent, the "Stockholders," each, a "Stockholder") and Fox Paine Seminis Holdings, LLC, a Delaware limited liability company ("FPSH").

                  WHEREAS, Parent, Seminis Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Seminis, Inc., a Delaware corporation (the "Company") have entered into an Agreement and Plan of Merger (the "Merger Agreement") of even date herewith, pursuant to which Merger Sub will merge with and into the Company (the "Merger") on the terms and conditions set forth in the Merger Agreement;

                  WHEREAS, immediately following the Merger, pursuant to the Stock Purchase Agreement, of even date herewith, among FPSH, Parent, Merger Sub and the ARG Trust (the "Stock Purchase Agreement"), FPSH will purchase outstanding shares of New Company Common Stock from Parent in accordance with the terms of the Stock Purchase Agreement;

                  WHEREAS, in order to induce FPSH to enter into the Stock Purchase Agreement, FPSH has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement; and

                  WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earliest of (a) the Effective Time, (b) to the extent amounts are payable pursuant to Section 8.3(b) of the Merger Agreement, the date of payment in full of all amounts payable to FPSH by the Company pursuant to such section (unless FPSH shall fail to provide to the Company within two business days of termination of the Merger Agreement any required statements of expenses), and (c) the date of termination of the Merger Agreement for any other reason, each Stockholder hereby agrees to vote the shares of Company Common Stock set forth opposite its name on Schedule A hereto (with respect to such Stockholder, the "Schedule A Securities") (x) to approve and adopt the Merger Agreement and the Merger and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of the

Company, and at any adjournments or postponements thereof, at or by which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the stockholders of the Company so long as such meeting is held and completed prior to the termination of the Agreement Period, and (y) to help cause such meeting to be held.

                  2. During the Agreement Period, each Stockholder hereby agrees that it will not vote any of the Schedule A Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, or any corporate action that upon consummation would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

                  3. As security for each Stockholder's agreements provided for herein, each Stockholder hereby grants to FPSH a proxy to vote the Schedule A Securities with respect to the matters specified in, and in accordance with the provisions of, Paragraphs 1 and 2 of this Agreement. Each Stockholder agrees that this proxy shall be irrevocable during the Agreement Period and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to the Schedule A Securities.

                  4. Except as otherwise provided in this Paragraph 4, during the Agreement Period, each Stockholder agrees that it shall not, and shall not authorize or permit any of its Subsidiaries to, and shall use commercially reasonable efforts to cause its or its Subsidiaries' directors, officers, employees, investment bankers, consultants, attorneys, agents or representatives, directly or indirectly, not to (a) solicit, initiate or knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to a Company Competing Transaction or a Savia Competing Transaction, (b) negotiate, explore or otherwise engage in substantive discussions with any Person (other than FPSH, Parent, or their respective directors, officers, employees, agents and representatives) with respect to any Company Competing Transaction or Savia Competing Transaction or (c) enter into any agreement, arrangement or understanding with respect to a Company Competing Transaction or a Savia Competing Transaction. Each Stockholder shall, and shall, if applicable, cause its Subsidiaries, and shall use commercially reasonable efforts, as applicable, to cause such Stockholder's and its Subsidiaries' respective directors, officers, employees, investment bankers, consultants, attorneys, agents and representatives immediately to cease all existing activities, discussions and negotiations with any parties conducted prior to the date hereof with respect to any inquiries or proposals relating to a Company Competing Transaction or a Savia Competing Transaction. Anything herein to the contrary notwithstanding, this Agreement shall not limit actions taken, or require actions to be taken, by any Stockholder or any party related to any Stockholder one or more of whose affiliates, directors, partners, officers or employees is a director or officer of the Company, to the extent such actions are taken solely in such Person's capacity as a director or officer of the Company and such actions are otherwise permitted to be taken pursuant to the Merger Agreement. From and after the execution of this Agreement, each Stockholder shall promptly advise FPSH orally and in writing of any request for information or of any proposal in connection with a Savia Competing Transaction or a Company Competing Transaction, the material terms and conditions of such request or proposal and the identity of the Person making such request or proposal. Each Stockholder shall keep FPSH reasonably apprised of the status (including amendments and proposed amendments) of any proposal relating to a Company Competing Transaction or a Savia Competing Transaction on a current basis, including promptly providing to FPSH copies of any written communications between such Stockholder and any Person relating to a Company Competing Transaction or a Savia Competing Transaction. The obligations pursuant to the preceding two sentences with respect to information provided to the Company or learned as a director or officer of the Company shall be governed by the Merger Agreement. For purposes of this Agreement, "Savia Competing Transaction" shall mean any recapitalization, merger, consolidation or other business combination involving Savia, or direct or indirect acquisition of 15% or more of the voting stock or equity securities of Savia or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice, the Restructuring Steps (as defined in the Contribution Agreement) or as otherwise permitted by the Merger Agreement) of Savia and its Subsidiaries, or any combination of the foregoing.

                  5. Each Stockholder agrees to comply with the terms and conditions of the Contribution Agreement.

                  6. Each Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any shares of Company Common Stock owned by such Stockholder with respect to the Merger.

                  7. Each Stockholder hereby represents and warrants to FPSH that as of the date hereof:

                           (a)      Such Stockholder (i) (A) owns beneficially
and of record all of the Schedule A Securities, free and clear of any claims, liens, encumbrances and security interests and (B) does not own beneficially or of record any other shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, other than the Schedule A Securities, (ii) has the full and unrestricted legal power, authority and right to enter into, execute, deliver and perform its obligations under this Agreement without the consent or approval of any other Person, (iii) has (on the date hereof), and will have (as of the date of the Stockholders Meeting), sole voting power with respect to the Schedule A Securities, and (iv) is not party to any voting agreement, and has not granted any Person any proxy (revocable or irrevocable), with respect to such shares (other than pursuant to this Agreement);

                           (b)      assuming the due authorization, execution
and delivery of this Agreement by FPSH, this Agreement is the valid and binding agreement of such Stockholder; and

                           (c)      other than as disclosed pursuant to the
Merger Agreement, no investment banker, broker or finder is entitled to a commission or fee from the Company, such Stockholder or their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

                  8. Each Stockholder agrees that it will not (a) sell, transfer, pledge, assign, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, encumbrance or other disposition of, or limitation on the voting rights of, any of the Schedule A Securities (whether to an Affiliate or otherwise) until the expiration of the Agreement Period, (b) grant any proxies or powers of attorney, deposit any Schedule A Securities into a voting trust or enter into a voting agreement with respect to any Schedule A Securities, (c) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or delaying such Stockholder from performing its obligations under this Agreement or (d) commit or agree to take any of the foregoing actions, other than (i) pursuant to this Agreement, the Merger Agreement, the Stock Purchase Agreement, the Exchange Agreement or the Contribution Agreement, or
(ii) transfers to Parent prior to or concurrent with the consummation of such transfer that includes such shares as Schedule A Securities thereunder. Any transfer of Schedule A Securities not permitted hereby shall be null and void.

                  9. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify FPSH of the number of new shares of Company Common Stock, if any, acquired by such Stockholder after the date hereof. Any such shares shall be subject to the terms of this Agreement and shall be included as Schedule A Securities hereunder.

                  10.      (a) In the event that:

                           (i)      (A)(u) Parent or the Company shall have
terminated the Merger Agreement pursuant to Section 8.1(b)(ii) of the Merger Agreement and the failure of Parent or the Company to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or prior to the Outside Date, (v) Parent shall have terminated the Merger Agreement pursuant to Section 8.1(c)(i) of the Merger Agreement, (w) the Company shall have terminated the Merger Agreement pursuant to Section 8.1(d) of the Merger Agreement, (x) the Company or Parent shall have terminated the Merger Agreement pursuant to Section 8.1(f) of the Merger Agreement (other than in the circumstances described in Paragraph 10(a)(iii) of this Agreement), (y) FPSH shall have terminated the Stock Purchase Agreement pursuant to Section 8.1(c) of the Stock Purchase Agreement or (z) any party shall have terminated the Merger Agreement, the Stock Purchase Agreement or the Contribution Agreement due to the non-occurrence of any Restructuring Step (as defined in the Contribution Agreement), which non-occurrence is the result, directly or indirectly, of a breach by any Romo Entity (as defined in the Contribution Agreement) or the failure of any Romo Entity (as defined in the Contribution Agreement) to have used its reasonable best efforts to cause the Restructuring Steps to have occurred, (B) on or prior to such time any entity or group (other than FPSH and its Affiliates (together with Parent and its Affiliates)) shall have made and not withdrawn a proposal that is or becomes publicly disclosed for (or publicly disclosed its intention to make a proposal for) a Company Competing Transaction or a Savia Competing Transaction, and (C) within 12 months of termination of the Merger Agreement or the Stock Purchase Agreement, Savia consummates a Savia Competing Transaction or enters into a Savia Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause
(C)) or the Company consummates a Company Competing Transaction or enters into a Company Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause
(C));

                           (ii)     (A)Parent shall have terminated the Merger
Agreement pursuant to Section 8.1(c)(ii), (iii) or (iv) of the Merger Agreement, and (B) within 12 months of termination of the Merger Agreement, Savia consummates a Savia Competing Transaction or enters into a Savia Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause (B)); or

                           (iii)    either Parent or the Company shall have
terminated the Merger Agreement pursuant to Section 8.1(f) of the Merger Agreement in a circumstance in which Savia shall have failed to vote the Schedule A Securities in accordance with Paragraph 1 of this Agreement, then, Savia shall pay or cause to be paid to FPSH a termination fee in cash, of $15 million (the "Savia Termination Fee") (less the aggregate amount paid pursuant to Section 8.3(a) and Section 8.3(b) of the Merger Agreement and
Section 10(b) of this Agreement). Any Savia Termination Fee that becomes payable shall be paid (m) in the case of clause (i) or clause (ii) above, not later than the date on which a Company Competing Transaction or Savia Competing Transaction is consummated, and (n) in the case of clause (iii) above, upon such termination pursuant to Section 8.1(f) of the Merger Agreement. If the Company pays (and FPSH receives from the Company) any amounts pursuant to Section 8.3(a) or
Section 8.3(b) of the Merger Agreement after Savia has paid or caused to be paid the Savia Termination Fee, FPSH shall immediately pay to Savia such amounts received from the Company pursuant to Section 8.3(a) or Section 8.3(b) of the Merger Agreement, it being understood that in no event shall FPSH be required to pay any amounts to Savia if such payment would result in FPSH receiving an aggregate amount less than the Savia Termination Fee.

                  (b) (i) Upon the termination of the Merger Agreement (A) by Parent or the Company pursuant to Section 8.1(b)(ii) of the Merger Agreement where the failure of Parent to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, or (B) by the Company pursuant to Section 8.1(d) of the Merger Agreement;

                           (ii)     Upon the termination of the Stock Purchase
Agreement by FPSH pursuant to Section 8.1(c) of the Stock Purchase Agreement;

                           (iii)    Upon the termination of the Merger
Agreement, the Stock Purchase Agreement or the Contribution Agreement by any party due to the non-occurrence of any Restructuring Step (as defined in the Contribution Agreement), which non-occurrence is the result, directly or indirectly, of a breach by any Romo Entity (as defined in the Contribution Agreement) or the failure of any Romo Entity (as defined in the Contribution Agreement) to have used its reasonable best efforts to cause the Restructuring Steps to have occurred; or

                           (iv) (A) Upon the termination of the Merger
Agreement, the Stock Purchase Agreement or the Contribution Agreement by any party due to the non-occurrence of any Restructuring Step (as defined in the Contribution Agreement) which non-occurrence is not the result, directly or indirectly, of a breach by any Romo Entity (as defined in the Contribution Agreement) or the failure of any Romo Entity (as defined in the Contribution Agreement) to have used its reasonable best efforts to cause the Restructuring Steps to have occurred, (B) on or prior to such time any entity or group (other than FPSH and its Affiliates (together with Parent and its Affiliates)) shall have made and not withdrawn a proposal that is or becomes publicly disclosed for (or publicly disclosed its intention to make a proposal for) a Company Competing Transaction or a Savia Competing Transaction, and (C) within 12 months of termination of the Stock Purchase Agreement, Savia consummates a Savia Competing Transaction or enters into a Savia Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause
(C)) or the Company consummates a Company Competing Transaction or enters into a Company Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause
(C)),

Savia shall pay or cause to be paid to FPSH the FPSH Expenses in cash up to, but not exceeding $4.5 million (less any amount paid pursuant to Section 8.3(b) of the Merger Agreement). Any FPSH Expenses that become payable shall be paid (m) in the case of clause (i), clause (ii) or clause (iii) above, in cash not later than two business days after submission of statements therefor, less any such expenses previously reimbursed by the Company, and (n) in the case of clause
(iv) above not later than the date on which a Company Competing Transaction or Savia Competing Transaction is consummated. If the Company pays (and FPSH receives from the Company) any amounts pursuant to Section 8.3(a) or 8.3(b) of the Merger Agreement after Savia has paid or caused to be paid the FPSH Expenses, FPSH shall immediately pay to Savia such amounts received from the Company pursuant to Section 8.3(a) or 8.3(b) of the Merger Agreement, it being understood that in no event shall FPSH be required to pay any amounts to Savia if such payment would result in FPSH receiving an aggregate amount less than the FPSH Expenses (subject to the $4.5 million cap).

                  11. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Agreement.

                  12. This Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto. Except for provisions of this Agreement that by their terms survive the termination hereof, the provisions of this Agreement shall terminate upon the expiration of the Agreement Period. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that Section 10 of this Agreement shall survive until the obligations set forth therein have been fully discharged.

                  13. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

                  14. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

                           (b)      The parties hereto hereby agree and consent
to be subject to the exclusive jurisdiction of the courts of the State of Delaware sitting in the County of New Castle and the United States District Court for the State of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

                           (c)      Each Stockholder irrevocably appoints CT
Corporation Systems, which currently maintains an office at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, as its agent to receive service of process or other legal summons for purposes of any such action or proceeding. So long as any Stockholder has any obligation under this Agreement, each such Stockholder will maintain a duly appointed agent in the State of Delaware for the service of such process or summons, and if it fails to maintain such an agent, any such process or summons may be served by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder.

                           (d)      EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES
ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                  15. Each Stockholder will, upon reasonable request, execute and deliver any additional documents deemed by FPSH to be reasonably necessary or desirable to complete and effectuate the covenants contained herein.

                  16. All notices, requests, claims, demands and other communications hereunder shall be in writing (including by facsimile with written confirmation thereof) and unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express or other nationally recognized overnight commercial delivery service, or by facsimile notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

                  If to a Stockholder:

                  Savia, S.A. de C.V.
                  Ave. Roble No. 565 Ote. - Piso 4
                  Colonia Valle Del Campestre
                  Garza Garcia, N.L. 66265
                  Mexico

                  Attention:  Bernardo Jimenez Barrera
                  Facsimile:  011-52-818-399-5606

                  With a copy, which will not constitute notice, to:

                  Milbank, Tweed, Hadley & McCloy LLP
                  One Chase Manhattan Plaza
                  New York, New York  10005
                  Attention:  Howard S. Kelberg, Esq.
                  Facsimile:  212-822-5530

                  If to FPSH:

                  Fox Paine & Company, LLC
                  950 Tower Lane, Suite 1950
                  Foster City, California  94404
                  Attention:  W. Dexter Paine, III
                  Facsimile:  650-525-1396

                  With a copy, which will not constitute notice, to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention:  Mitchell S. Presser, Esq.
                  Facsimile:  212-403-2000

                  Copies of all notices given under this Agreement shall also be provided to:

                  Seminis, Inc.
                  2700 Camino del Sol
                  Oxnard, California  93030-7967
                  Attention: Chairman of the Special Committee
                             of the Board of Directors
                  Facsimile: 805-918-2530

                  and

                  Seminis, Inc.
                  2700 Camino del Sol
                  Oxnard, California  93030-7967
                  Attention: General Counsel
                  Facsimile: 805-918-2530

                  With a copy, which will not constitute notice, to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036
                  Attention: Peter A. Atkins, Esq.
                             David J. Friedman, Esq.
                  Facsimile: 212-735-2000

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                    FOX PAINE SEMINIS HOLDINGS, LLC

                                    By: Fox Paine & Company, LLC,
                                        as sole member

                                    By: /s/ Kevin M. Schwartz
                                        --------------------------
                                        Name:  Kevin M. Schwartz
                                        Title: Vice President


                                     SAVIA, S.A. DE C.V.


                                    By: /s/ Bernardo Jimenez
                                        --------------------------
                                        Name: Bernardo Jimenez
                                        Title: Attorney

                                    SEMINIS ACQUISITION LLC


                                    By: /s/ Bernardo Jimenez
                                        --------------------------
                                        Name: Bernardo Jimenez
                                        Title:

                                    BANCA AFIRME, S.A., INSTITUCION DE BANCA
                                    MULTIPLE, AFIRME GRUPO FINANCIERO, AS
                                    TRUSTEE, UNDER THE IRREVOCABLE
                                    ADMINISTRATION AND PAYMENT TRUST NUMBER
                                    167-5 (FIDEICOMISO IRREVOCABLE DE
                                    ADMINISTRACION Y PAGO NUMERO 167-5)


                                    By: /s/ ADRIAN J. LOZANO
                                        --------------------------
                                        Name: ADRIAN J. LOZANO
                                        Title: DELEGADO FIDUCIARIO

                                    By: /s/ BEATRIZ GARZA L.
                                        --------------------------
                                        Name: BEATRIZ GARZA L.
                                        Title: DELEGADO FIDUCIARIO


                                    CONJUNTO ADMINISTRATIVO
                                    INTEGRAL, S.A. DE C.V.


                                    By: /s/ HERIBERTO S. MUZZA
                                        --------------------------
                                        Name: HERIBERTO S. MUZZA
                                        Title: ATTORNEY IN FACT

                                    By: /s/ CARLOS G. MAHUAD
                                        --------------------------
                                        Name: CARLOS G. MAHUAD
                                        Title: ATTORNEY IN FACT

                                    EMPRIMA, S.A. DE C.V.


                                    By: /s/ HERIBERTO S. MUZZA
                                        --------------------------
                                        Name: HERIBERTO S. MUZZA
                                        Title: ATTORNEY IN FACT

                                    By: /s/ CARLOS G. MAHUAD
                                        --------------------------
                                        Name: CARLOS G. MAHUAD
                                        Title: ATTORNEY IN FACT


                                    PARK FINANCIAL GROUP

                                    By: /s/ BERNARDO JIMENEZ
                                        --------------------------
                                        Name: BERNARDO JIMENEZ
                                        Title:

                                    By: /s/ ALFONSO ROMO GARZA
                                        --------------------------
                                        Name:  ALFONSO ROMO GARZA

                                   SCHEDULE A

                                                                   Shares of Company
                              Stockholder                            Common Stock
                              -----------                            ------------
Savia, S.A. de C.V ............................................       40,615,619

Conjunto Administrativo Integral, S.A. de C.V .................       42,000

Park Financial Group, Ltd (BVI) ...............................       1,000,000

Banca Afirme, S.A., Institucion de Banca Multiple,
Afirme Grupo Financiero, as Trustee, under the
Irrevocable Administration and Payment Trust Number
167-5 (Fideicomiso Irrevocable de Administracion Y
Pago Numero 167-5) ............................................       4,365,257